EXHIBIT A

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium enters into agreement to acquire UAP to create North America’s largest agriculture retailer

December 3, 2007 — ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) and UAP Holding Corp. (NASDAQ: UAPH) announced today that they have entered into a definitive agreement for Agrium to acquire UAP. Under the terms of the agreement, a wholly-owned subsidiary of Agrium will commence a tender offer to purchase all of the outstanding common stock of UAP for $39 per share in cash for an aggregate transaction value of approximately $2.65-billion, including an estimated $487-million of assumed debt. The all cash purchase price represents a 27 percent premium over the volume weighted-average trading price for UAP shares on the NASDAQ for the 20 trading days ended November 30, 2007 and a premium of 30 percent over the closing price of $29.91 per share on that date.

The boards of directors of both companies have unanimously approved the agreement, and the UAP board of directors has unanimously recommended that the UAP shareholders accept the tender offer.

“The addition of UAP’s business to our own Retail operations is an excellent strategic fit for Agrium and a significant step in our strategy of continuing to grow and transform the Company. The acquisition will significantly expand our geographic base and our product diversity, and will offer an opportunity to leverage strengths of both companies,” said Mike Wilson, President and CEO of Agrium. “We believe the transaction will enable Agrium to capitalize on the strong outlook for agriculture markets and will allow us to deliver value to both our shareholders and our customers. It increases the scale and size of our business, further enhances stability of our earnings profile and strengthens Agrium’s ability to serve and grow its customer base. A key factor to our success will be drawing from the extensive experience of employees from both organizations.”

“We anticipate we will be able to generate annual synergies of approximately $115-million by 2010, with a majority of this captured in 2009. We expect that these synergies will be achieved primarily by improved margins on all three crop input product groupings, largely through enhanced purchasing efficiencies. This acquisition is expected to be slightly accretive on an earnings per share basis in the first year and significantly accretive thereafter. Agrium has committed bridge and term loan financing in place to fund the acquisition and our plan is to arrange financing of $1.25-billion in equity, with the balance in public and bank term debt to replace the bridge loan,” said Mr. Wilson. “This transaction represents an extraordinary opportunity for our shareholders, customers, and employees,” said Kenny Cordell, CEO and President of UAP. “Agrium is well respected in the industry and we believe that the combination of the two organizations will allow for an improved product offering and new services and technologies to be delivered to a broader range of customers.”

Agrium noted the following key benefits of the transaction:

•	Creates the largest North American retailer of crop inputs and services, with broader geographic coverage as a result of combining the complementary footprints of Agrium and UAP;

•	Expected annual synergies of approximately $115-million, with approximately $20-million in 2008, approximately $80-million in 2009 and approximately $115-million in 2010 and beyond;

•	Combined Retail EBITDA of $417-million for the last twelve months excluding synergies, and approximately $532-million in Retail EBITDA on a combined basis for the last twelve months including the approximately $115-million in expected annual synergies;

•	Supports Agrium’s strategy of investing through the value chain, diversifying geographically and expanding Agrium’s stable earnings base profile;

•	Expands Agrium’s Retail business model to incorporate a mid-tier service, higher-volume business;

•	Combined total Retail sales of over $5.2-billion and combined sales of almost $8-billion on a company wide basis on a last twelve month basis;

•	Provides Agrium’s Retail business with 265 proprietary and private label brands and more than doubles Agrium’s seed business. Seed sales have grown by over 16 percent per year for both Agrium and UAP over the past three years;

•	Provides a larger, stronger platform to support Agrium’s future growth.

The tender offer is expected to commence no later than December 10, 2007 and completion of the tender offer is subject to customary conditions, including that shares representing at least a majority of the UAP common stock on a fully diluted basis are validly tendered into the offer, and that customary regulatory approvals are obtained. Following completion of the tender offer, UAP will engage in a second-step merger with the subsidiary of Agrium, pursuant to which each share of outstanding UAP common stock not tendered in the tender offer will be converted into the right to receive $39 in cash. Upon completion of the merger, UAP will become a wholly-owned subsidiary of Agrium. The parties expect to complete the transaction in early 2008.

Agrium has engaged RBC Capital Markets as financial advisor and Blake, Cassels & Graydon LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP in connection with the transaction. UAP has engaged J.P. Morgan Securities Inc. as financial advisor which provided a fairness opinion on the transaction, and Wachtell, Lipton, Rosen & Katz as legal counsel in connection with the transaction.

A CONFERENCE CALL relating to this tender offer will be available in a listen-only mode on Monday, December 3 at 9:00 a.m. ET. To participate in the conference call, dial (877) 407-8289. No access code required. Please call-in about five minutes early to ensure your participation. A website simulcast of this conference call will be available by visiting www.agrium.com

About UAP

UAP Holding Corp. is the holding company of UAP Inc., the largest independent distributor of agricultural and non-crop products in the United States and Canada. UAP Inc. markets a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. UAP also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs. UAP Products maintains a comprehensive network of approximately 370 distribution and storage facilities and three formulation plants, strategically located in major crop-producing areas throughout the United States and Canada.

About Agrium

Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.

ADVISORY

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Agrium or UAP. At the time the subsidiary of Agrium commences the tender offer, it will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and UAP will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER WILL BE MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of UAP, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Agrium with the SEC) and the Solicitation/Recommendation Statement will also be available for free at the SEC’s website at www.sec.gov. Investors and security holders are strongly advised to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the tender offer referred to in this press release when they become available because they will contain important information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Reform Act of 1995. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to these statements include: success in achieving anticipated synergies and accretion, reliance on UAP’s publicly available information, success in integrating the retail distribution systems, and the integration of supply chain management processes, as well as other risk factors listed from time to time in Agrium’s reports and comprehensive public disclosure documents including Agrium’s Annual Information Form, and in other Agrium filings with securities commissions in Canada (on SEDAR at www.sedar.com) and the United States (on EDGAR at www.sec.gov) as well as UAP’s public filings in the United States (on EDGAR at www.sec.gov).

FOR FURTHER INFORMATION:
Agrium Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357

Ashley Harris, Manager, Investor Relations
(403) 225-7437

Contact us at: www.agrium.com

UAP Investor/Media Relations:
Karla Kimrey, V.P. — Investor Relations
(970) 356-4400
Contact us at: www.uap.com